UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  May 22, 2017

JRjr33, INC.
(Exact name of registrant as specified in its charter)

Florida	Commission	98-0534701
(State or other jurisdiction	File No.: 001-36755	(IRS Employer
of incorporation or organization)		Identification No.)

2950 North Harwood Street, 22nd Floor, Dallas, Texas 75201
(Address of principal executive offices and zip code)

(469) 913-4115
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐             Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐             Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐             Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐             Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Indicate by check mark whether the registrant is an emerging growth company as defined in in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 22, 2017, John P. Walker, the Chief Financial Officer of JRjr33, Inc. (the “Company”) resigned his position with the Company effective immediately.

On May 26, 2017, John Rochon, Jr., age 40, who currently serves as a member of the Company’s Board of Directors and as Vice Chairman, was appointed to serve as the Company’s Chief Financial Officer. Mr. Rochon also served as the Company’s Chief Financial Officer from March 16, 2015 until March 24, 2016. He is also the Chairman of all the Company’s operating subsidiaries.. Since 2006, Mr. Rochon, Jr. has served as the Vice Chairman and Chief Executive Officer of Richmont Holdings, Inc, (“Richmont Holdings”), a private investment and business holding company based in Dallas, Texas.. He has expertise in capital markets and is experienced in financial analysis, mergers and acquisitions, technology and the review, structuring and management of new business opportunities. After receiving his degree in Business Administration from Southern Methodist University, he worked at JP Morgan Chase in New York before returning to Dallas, where for more than a decade he has run the Rochon’s family office. He now oversees Richmont Holdings’ financial analysis of potential business transactions and plays a leading role in guiding strategic planning for Richmont Holdings.

Mr. Rochon, Jr., is the son of John P. Rochon, the Company’s Chairman and Chief Executive Officer and is the brother of Heidi Rochon Hafer, the Company’s Corporate Secretary.

The Company continues to utilize Richmont Holdings for acquisition opportunities and advice and assistance in areas related to identification, analysis, financing, due diligence, negotiations and other strategic planning, accounting, tax and legal matters associated with such potential acquisitions. Richmont Holdings and its affiliates have experience in the above areas and the Company wishes to draw upon such experience. The Company agreed to pay and continues to pay Richmont Holdings a portion of the fees to Richmont Fee (the “Richmont Fee”) while the remaining amounts have been deferred by Richmont Holdings. For the 12 months ending December 31, 2016 the Company paid approximately $1.0 million of the Reimbursement Fees. The Company agreed to reimburse or pay the substantial due diligence, financial analysis, legal, travel and other costs Richmont Holdings incurred in identifying, analyzing, performing due diligence, structuring and negotiating potential transactions, which costs have been expensed under selling, general and administrative expenses. During the years ended December 31, 2015 and December 31, 2014, the Company recorded $2.2 million and $1.9 million, respectively, in Richmont Fees incurred by Richmont Holdings on the Company’s behalf. The board of directors approved the reimbursement of out-of-pocket expense $232,000. Prior to Rochon Capital’s initial investment in us and during the Company’s initial acquisition phases, Richmont Holdings utilized its own funds to develop the acquisition strategy and the contacts of which the Company is now the beneficiary.   In recognition of the Company’s relationship with Richmont Holdings and the substantial investment it made during the Company’s formation, the Company may advance funds to Richmont Holdings from time to time as it pursues acquisitions on the Company’s behalf.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

JRjr33, Inc.

Date: May 26, 2017	By:	/s/ John P. Rochon
John P. Rochon
Chief Executive Officer and President